EXHIBIT 99.1

May 13, 2021

Alexander’s Announces IKEA Exercises its Option to Purchase Paramus Property

PARAMUS, NEW JERSEY..........ALEXANDER’S, INC. (New York Stock Exchange: ALX) announced today that it received notice from IKEA Property, Inc. of its election to exercise its purchase option of the Paramus, New Jersey property. The Company anticipates closing the sale in the fourth quarter of 2021. The purchase price is $75 million and after repayment of the $68 million mortgage, the Company expects to receive net cash proceeds of approximately $6 million after costs. The financial statement gain will be approximately $60 million and the tax gain will be approximately $63 million. The Company does not expect to pay a special dividend related to this transaction.

Alexander’s, Inc. is a real estate investment trust that has seven properties in the greater New York City metropolitan area.

CONTACT:
MATTHEW IOCCO
(201) 587-8541

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include information concerning the expected sale of the Paramus Property and the expected net proceeds, financial statement and tax gain and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of factors that could materially affect the outcome of the Company’s forward-looking statements and our future results and financial condition, see “Risk Factors” in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Such factors include, among others, risks associated with the performance by IKEA of its obligations to purchase the Paramus property.